ImmuCell Announces Financial Results for Second Quarter Of 2007

PORTLAND, ME -- 08/03/2007 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and six month periods ended June 30, 2007.

For the three months ended June 30, 2007, product sales were $791,000, representing an increase of $41,000, or 6%, in comparison to the same period in 2006. The Company incurred a net loss of $60,000 ($0.02 per diluted share) during the three months ended June 30, 2007, in contrast to net income of $16,000 ($0.01 per diluted share) during the same period in 2006.

For the six months ended June 30, 2007, product sales were $2,300,000, representing an increase of $113,000, or 5%, in comparison to the same period in 2006. The Company recognized net income of $237,000 ($0.08 per diluted share) during the six months ended June 30, 2007, compared to net income of $322,000 ($0.11 per diluted share) during the same period in 2006.

"While more would always be better, 5% sales growth is reasonable for our current products in our current markets," said Michael F. Brigham, President and CEO, commenting on the product sales increase during the six month period ended June 30, 2007 in comparison to the same period in 2006. "The small loss in the second quarter was largely caused by a lower than expected gross margin on product sales and increased product development expenses."

On July 19, 2007, ImmuCell announced that Pfizer Animal Health had elected to terminate its product development and marketing agreement covering Mast Out® and return the product rights to ImmuCell. As a result of this termination, the Company expects to recognize the remaining deferred income from non-refundable milestone payments received from Pfizer and to write-off the remaining unamortized cost of associated technology license rights. This will result in a net increase to income before income taxes of approximately $602,000 during the third quarter of 2007, with no impact on cash.

"Because we believe that the termination decision was primarily market driven, rather than arising from any unanticipated efficacy or regulatory issues, we intend to carry on the product development efforts for Mast Out®," said Michael F. Brigham, President and CEO. "Having access to the new space provided by the recently completed renovation of our facility is very timely and better positions us to develop the product."

Cash, cash equivalents and short-term investments decreased by 16%, or $1,090,000, to $5,524,000 at June 30, 2007, as compared to $6,614,000 at December 31, 2006. The decrease was largely caused by the investment in equipment and facility improvements related to an effort to gain compliance with current Good Manufacturing Practices (cGMP) regulations in its manufacturing operations. Shareholders' equity increased by 3%, or $310,000, to $9,642,000 at June 30, 2007, as compared to $9,332,000 at December 31, 2006. The Company had 2,906,000 shares of common stock outstanding as of June 30, 2007.

                                          (Unaudited)       (Unaudited)
                                       Three Months Ended  Six Months Ended
                                            June 30,          June 30,
                                        ----------------  -----------------
(In thousands, except per share
 amounts)                                 2007     2006     2007     2006
                                        -------  -------  -------- --------
Revenues:
Product sales                           $   791  $   749  $  2,300 $  2,187
Other revenues                              168       93       335      198
                                        -------  -------  -------- --------
Total revenues                              959      842     2,635    2,385

Cost and expenses:
Product costs                               511      386     1,141      895
Product development expenses                294      231       560      466
Selling, general and administrative
 expenses                                   307      257       656      599
                                        -------  -------  -------- --------
Total costs and expenses                  1,112      874     2,357    1,960
                                        -------  -------  -------- --------

Net operating (loss) income                (153)     (32)      278      425

Interest and other income                    70       64       146      116
                                        -------  -------  -------- --------

Income (loss) before income taxes           (83)      32       424      541
Income tax expense (credit)                 (23)      16       187      219
                                        -------  -------  -------- --------
Net income (loss)                       $   (60) $    16  $    237 $    322
                                        =======  =======  ======== ========

Net income (loss) per common share:
Basic                                   $ (0.02) $  0.01  $   0.08 $   0.11
Diluted                                 $ (0.02) $  0.01  $   0.08 $   0.11

Weighted average common shares
 outstanding:
Basic                                     2,903    2,893     2,900    2,872
Diluted                                   2,903    3,073     3,066    3,055

                                                                (Unaudited)
                                               At December 31,  At June 30,
(In thousands)                                      2006           2007
                                                ------------   ------------
Cash, cash equivalents and short-term
 investments                                    $      6,614   $      5,524
Total assets                                          11,364         10,847
Net working capital                                    6,934          5,815
Stockholders’ equity                            $      9,332   $      9,642

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106